Exhibit 10.1

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

The Board of Directors of CNS Pharmaceuticals, Inc. (the “Company”) has approved the following Non-Employee Director Compensation Policy (this “Policy”), which establishes compensation to be paid to non-employee directors of the Company, effective as of July 14, 2021, to provide an inducement to obtain and retain the services of qualified persons to serve as members of the Company’s Board of Directors.

Applicable Persons

This Policy shall apply to each director of the Company who is not an employee of, or compensated consultant to, the Company or any Affiliate (each, an “Outside Director”). “Affiliate” shall mean a corporation which is a direct or indirect parent or subsidiary of the Company, as determined pursuant to Section 424 of the Internal Revenue Code of 1986, as amended.

Cash Fees

Commencing July 1, 2021, the following annual cash fees shall be paid to the Outside Directors and to each Outside Director serving as Chairperson of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, as applicable:

Cash
Base	Committee Chair			Committee Member
	Audit	Compensation	Nominating & Governance	Audit	Compensation	Nominating & Governance
$40,000	$12,000	$7,700	$5,500	$5,500	$4,000	3,500

Note: Chair and Committee member compensation are not additive.

*       In addition, the Lead Independent Director position shall receive an additional annual fee of $12,000.

Per meeting payment. In addition, each Outside Director shall receive $2,500 attendance at face-to-face board meetings (no compensation for telephonic meetings).

Cash payments payable to Outside Directors shall be paid quarterly in arrears. For any portion of a fiscal year in which the Outside Director begins providing service, quarterly payments shall be pro-rated based on a 365-day year calculation. If an Outside Director dies, resigns or is removed during any quarter, he or she shall be entitled to a cash payment on a pro rated basis through his or her last day of service based on a 365-day year calculation.

Expenses

Upon presentation of documentation of such expenses reasonably satisfactory to the Company, each Outside Director shall be reimbursed for his or her reasonable out-of-pocket business expenses incurred in connection with attending meetings of the Board of Directors and Committees thereof or in connection with other business related to the Board of Directors.

Amendments

The Compensation Committee or the Board of Directors shall review this Policy from time to time to assess whether any amendments in the type and amount of compensation provided herein should be adjusted in order to fulfill the objectives of this Policy.